INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 33-15674 on Form S-3, Post- Effective Amendment No. 2 to Registration Statement No, 33-21565 on Form S-8, Post-Effective Amendment No. 1 to Registration Statement No. 33-30321 on Form S-8, Registration Statement No. 33-36887 on Form S-8, Registration Statement No. 33-52898 on Form S-8, Registration Statement No. 33-53898 on Form S-8, Amendment No. 2 to Registration Statement No. 33-52196 on Form S-3, Registration Statement No. 33-11467 on Form S-3 and Registration Statement No. 333-11469 on Form S-8 of American Pacific Corporation of our report dated November 14, 1997, appearing in this Annual Report on Form 10-K/A Amendment No. 2 of American Pacific Corporation for the year ended September 30, 1997.


DELOITTE & TOUCHE LLP

Las Vegas, Nevada
June 11, 1998